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                                                                  EXHIBIT (a)(4)

[LOGO] CREDIT SUISSE FIRST BOSTON


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                               RELTEC Corporation

                                       at

                                $29.50 Per Share

                                       by

                             GEC Acquisition Corp.

                          a wholly-owned subsidiary of

                                GEC Incorporated

                          a wholly-owned subsidiary of

                      The General Electric Company, p.l.c.

      (Not Affiliated with the U.S. Based Corporation with a Similar Name)

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 1, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   March 5, 1999

To Brokers, Dealers, Banks,
Trust Companies and other Nominees:

   We have been engaged by GEC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GEC Incorporated, a Delaware corporation ("Parent"), which is a wholly owned subsidiary of The General Electric Company, p.l.c., a public limited company organized under the laws of England and Wales ("GEC, p.l.c."), and Parent to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of RELTEC Corporation, a Delaware corporation (the "Company"), at $29.50 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 5, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. As described below, the Purchaser may assign its rights and obligations to purchase the Shares in the Offer, in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.).

Enclosed herewith are copies of the following documents:

   1. Offer to Purchase dated March 5, 1999;

   2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

   3. The Letter to Stockholders of the Company from the Chairman of the Board of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;
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   4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

   5. Notice of Guaranteed Delivery with respect to Shares;

   6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

   7. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT WOULD CONSTITUTE AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (C) RECEIPT OF CERTAIN REGULATORY AND ANTITRUST CLEARANCES FROM THE APPLICABLE AUTHORITIES IN CANADA, GERMANY, ITALY AND THE UNITED KINGDOM.

   We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, April 1, 1999, unless extended;

   The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares.

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 1, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company) will be converted into the right to receive $29.50 in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign its rights and obligations (including the right to purchase Shares in the Offer), in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.) so long as the transferee agrees in writing to be bound by the Merger Agreement, but no such assignment shall relieve Parent or the Purchaser of its obligations under the Merger Agreement if such transferee does not perform such obligations.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed, and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

   None of the Purchaser, Parent or GEC, p.l.c. will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.
You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offering materials to your customers.
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   Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                   Very truly yours,

                                   CREDIT SUISSE FIRST BOSTON CORPORATION

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, GEC, P.L.C., THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.